As filed with the Securities and Exchange Commission on May 18, 2026

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GBANK FINANCIAL HOLDINGS INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	82-3869786
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

9115 W. Russell Rd., Ste. 110

Las Vegas, Nevada 89148

(Address of Principal Executive Offices, including Zip Code)

GBank Financial Holdings Inc. 2026 Incentive Compensation Plan

(Full Title of Plan)

Hilary Sledge-Sarnor

General Counsel & Corporate Secretary

GBank Financial Holdings Inc.

9115 W. Russell Rd., Ste. 110

Las Vegas, Nevada 89148

(Name and Address of Agent for Service)

Tel: (702) 851-4201

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Marilyn Kim, Esq.

William Wong, Esq.

Greenberg Traurig, LLP

18565 Jamboree Rd., Suite 500

Irvine, California 92612

Tel: (949) 732-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (which we refer to as this “Registration Statement”) is being filed by GBank Financial Holdings Inc., a Nevada corporation (which we refer to as the “Registrant”), with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) for the purpose of registering 1,300,000 shares of Voting Common Stock, par value $0.0001 per share (which we refer to as “Common Stock”), of the Registrant that may be offered or issued under the GBank Financial Holdings Inc. 2026 Incentive Compensation Plan (which we refer to as the “2026 Incentive Compensation Plan”) to directors, employees, and consultants of, and other persons who provide services to, the Registrant or any affiliated entity pursuant to equity awards granted under the 2026 Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

In accordance with the instructional Note to Part I of Form S-8, the information called for in Part I of Form S-8 has been omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants under the 2026 Incentive Compensation Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). Such documents are not being filed by the Registrant with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I of Form S-8 is included in documents that will be sent or given to the participants under the 2026 Incentive Compensation Plan pursuant to Rule 428(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

•
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026;
•
the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2026;
•
the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 15, 2026;
•
the Registrant’s Current Reports on Form 8-K, filed with the SEC on January 15, 2026 (excluding Item 7.01 and Exhibit 99.1 thereof), May 5, 2026, and May 12, 2026; and
•
the description of Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on April 29, 2025, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished with respect to such reports that relate to such items), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will provide without charge to each person to whom documents are being provided pursuant to Part I of this Registration Statement, upon the request of any such person, a copy of any document incorporated by reference herein (other than exhibits). Requests for such copies should be directed to GBank Financial Holdings Inc. at 9115 W. Russell Rd., Suite 110, Las Vegas, Nevada 89148, Attention: Corporate Secretary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Certain Provisions of the Nevada Revised Statutes (which we refer to as the “NRS”)

Subsection 7 of Section 78.138 of the NRS provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls, unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the NRS or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the NRS or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the NRS further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2 of Section 78.7502 of the NRS, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the NRS provides that any discretionary indemnification pursuant to Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751 of the NRS, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (i) by the stockholders, (ii) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (iv) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 3 of Section 78.751 of the NRS provides that indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses under Subsection 2 of Section 78.751 of the NRS, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee, or agent of the corporation, and shall inure to the benefit of his or her heirs.

Certain Provisions of the Registrant’s Bylaws, as amended (which we refer to as the “Bylaws”)

Subsection 2 of Section 78.751 of the NRS provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 of the NRS further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

The Bylaws of the Registrant allow for indemnification of Covered Persons substantially in scope to that permitted under the NRS. The Bylaws provide that the Registrant may indemnify a present or former director, officer or employee of the Registrant in an action brought by a third party against such person to impose a liability or penalty on such person for an act alleged to have been committed by such person while a director, officer or employee, or by the Corporation, or by both.

Indemnification Agreements

The Registrant has entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement, among other things, requires the Registrant to indemnify such director (and in certain cases their related venture capital funds) or executive officer to the fullest extent permitted by Nevada law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by such director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of such person’s services as a director or executive officer.

D&O Insurance

Section 78.752 of the NRS empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person, and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person, whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Registrant maintains directors’ and officers’ liability insurance that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

See also the Registrant’s undertakings set forth in Item 9 below.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Number	Description
4.1	GBank Financial Holdings Inc. 2026 Incentive Compensation Plan
5.1	Opinion of Greenberg Traurig, LLP
23.1	Consent of RSM US LLP, independent registered public accounting firm
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
107	Filing Fee Table

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 18, 2026.

GBANK FINANCIAL HOLDINGS INC.

By:	/s/ Edward M. Nigro
Name:	Edward M. Nigro
Title:	Executive Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned executives and directors of the Registrant, a Nevada corporation, which is filing this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) under the provisions of the Securities Act, and the Registrant’s Authorized Representative in the United States, hereby constitutes and appoints Edward M. Nigro and Olivia M. Caley, and each of them, as such individual’s true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: May 18, 2026	By:	/s/ Edward M. Nigro
	Name:	Edward M. Nigro
	Title:	Executive Chairman and Chief Executive Officer (principal executive officer)

Dated: May 18, 2026	By:	/s/ Olivia M. Caley
	Name:	Olivia M. Caley
	Title:	Senior Vice President, Financial Reporting Director (principal financial and accounting officer)

Dated: May 18, 2026	By:	/s/ Todd A. Nigro
	Name:	Todd A. Nigro
	Title:	Vice Chairman and Director

Dated: May 18, 2026	By:	/s/ Charles W. Griege, Jr.
	Name:	Charles W. Griege, Jr.
	Title:	Director

Dated: May 18, 2026	By:	/s/ Timothy P. Herbst
	Name:	Timothy P. Herbst
	Title:	Director

Dated: May 18, 2026	By:	/s/ William J. Hornbuckle
	Name:	William J. Hornbuckle
	Title:	Director

Dated: May 18, 2026	By:	/s/ Kathryn S. Lever
	Name:	Kathryn S. Lever
	Title:	Director

Dated: May 18, 2026	By:	/s/ James K. Sims
	Name:	James K. Sims
	Title:	Director

Dated: May 18, 2026	By:	/s/ Michael C. Voinovich
	Name:	Michael C. Voinovich
	Title:	Director